Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Restaurant Brands International Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, without par value	Other(1)	17,200,000	$73.215(1)	$1,259,298,000(1)	$0.00011020	$138,774.64

Total Offering Amounts							$138,774.64

Total Fees Previously Paid							N/A

Total Fee Offsets							N/A

Net Fee Due							$138,774.64

(1)
Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low sales prices of the common shares, without par value (“Common Shares”), of Restaurant Brands International Inc. (the “Registrant”) as reported on the New York Stock Exchange on August 3, 2023.

(2)
This registration statement covers a total of 17,200,000 Common Shares that may be delivered under the Registrant’s 2023 Omnibus Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional Common Shares which may be offered and issued under the reason of any share dividend, share split, recapitalization or other similar transaction.